Exhibit 99.1

Convio Announces Financial Results for First Quarter 2010

AUSTIN, Texas--(BUSINESS WIRE)--May 25, 2010--Convio (Nasdaq: CNVO), a leading provider of on-demand constituent engagement solutions for nonprofit organizations, today announced financial results for the first quarter ended March 31, 2010.

First Quarter Highlights

  Revenue of $16.7 million, up 14 percent from the first quarter of 2009.
  Net income of $0.2 million, up from a net loss of $(1.8) million during the first quarter of 2009.
  Non-GAAP net income of $1.6 million, up from a net loss of $(0.2) million during the first quarter of 2009.
  Adjusted EBITDA of $2.2 million compared to $0.6 million during the first quarter of 2009.
  Cash flow from operations of $0.5 million, up from a negative $(0.6) million during the first quarter of 2009.

“We are pleased to report strong revenue and earnings results for the first quarter of 2010," said Gene Austin, Chairman and Chief Executive Officer, Convio. “Our solid financial results and the successes of our clients in a tough economic environment show the benefit of our constituent engagement solutions in helping nonprofit organizations to more effectively raise funds, advocate for change and cultivate relationships with donors, activists, volunteers, alumni and other constituents.”

Operational Highlights for the First Quarter

  Convio clients raised more than $436 million in online donations, compared to $155 million during the first quarter of 2009. Factoring out transactions directly related to disaster relief efforts, online fundraising increased by approximately 20 percent from the same period last year.
  Convio clients sent approximately one billion emails to constituents, up 25 percent from the same period last year, with an average deliverability rate of approximately 95 percent.
  The company introduced the latest version of Convio Common Ground™ CRM with new functionality that helps nonprofits better manage integrated marketing campaigns containing a combination of direct mail, online and major gift fundraising.

Financial Results for the First Quarter of 2010

  Subscription and services revenue was $14.4 million, up $1.1 million, or 8%, from the same period last year.
  Usage revenue was $2.3 million, up $1.0 million, or 69 percent, from the same period last year. Usage revenue was powered by strong participant-led event fundraising through Convio’s TeamRaiser™ module.
  Net income was $0.2 million for the first quarter of 2010, compared to a net loss of $(1.8) million for the same period last year. Net income per weighted average diluted shares outstanding was $0.01 for the first quarter of 2010, based on 14.4 million weighted average diluted shares outstanding, compared to a net loss per share of $(0.25) for the same period last year, based on 7.3 million weighted average shares outstanding.
  Non-GAAP net income was $1.6 million for the first quarter of 2010, compared to a Non-GAAP net loss of $(0.2) million during the same period last year. Non-GAAP net income per weighted average diluted shares outstanding was $0.11 for the first quarter of 2010 compared to Non-GAAP net loss per share of $(0.03) during the same period last year.
  Adjusted EBITDA was $2.2 million for the first quarter of 2010, compared to $0.6 million for the same period last year.

Use of Non-GAAP Measures

Management believes that adjusted EBITDA and non-GAAP net income (loss) are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, depreciation and amortization, stock-based compensation and certain non-cash and non-recurring items. Non-GAAP net income (loss) adds to net income (loss) amortization of intangible assets, stock-based compensation and certain non-cash and non-recurring items such as the gain (loss) on preferred stock warrant revaluation. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, operating income and net income, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited condensed consolidated financial statements.

Our management uses adjusted EBITDA and non-GAAP net income as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance.

Quarterly Conference Call

Convio will host a conference call today to discuss its first quarter 2010 results at 5:00 pm Eastern. The call will be hosted by Gene Austin, Chairman of the Board and Chief Executive Officer, and James R. Offerdahl, Chief Financial Officer and Vice President of Administration. The live Webcast of Convio's first quarter earnings call can be accessed at http://www.convio.com/investor. The Webcast will be archived within 24 hours of the event and will be available through the same link for 90 days following the call. Participants who choose to call in to the conference call can do so by dialing domestically 866-831-6267, reference passcode 87137983. International callers please dial 617-213-8857, reference passcode 87137983. A replay will be available at 888-286-8010, reference passcode 83271522. International callers should dial 617-801-6888, reference passcode 83271522. The call replay will be available until midnight June 1, 2010.

About Convio

Convio is a leading provider of on-demand constituent engagement solutions that enable nonprofit organizations to more effectively raise funds, advocate for change and cultivate relationships with donors, activists, volunteers, alumni and other constituents.

For more information, please visit www.convio.com.

Forward-looking Statements

This press release contains forward-looking statements intended to convey expectations as to the future based on plans, estimates and projections. Although we believe that the expectations reflected in such forward-looking statements are reasonable, future circumstances might differ from the assumptions on which such statements are based. In addition, these statements can be affected by inaccurate assumptions and a variety of risks and uncertainties that could cause actual results to differ materially from those described in this press release including, among others: unfavorable economic and business conditions, in particular with respect to the nonprofit market in which we operate; our ability to attract new customers; the loss of significant customers or a substantial reduction in orders from our existing customers; the reduction in usage of our systems by our customers or their clients and a corresponding reduction in usage revenue, the inability of customers to pay for our solutions and services; our continued success in sales growth; our ability to develop new or enhanced solutions to meet the needs of our clients; technological changes that make our products and services less competitive; risks associated with successful implementation of multiple integrated software products; and the ability to attract and retain key personnel. Other risks that could impact our business adversely are those risks generally associated with management of growth; lengthy sales and implementation cycles; intellectual property infringement claims and other litigation; reliance on certain third-parties, including hosting facilities, software and application providers; the ability to access sufficient funding to finance desired growth and operations; legislative actions which could reduce the effectiveness of our solutions and increase the costs of our business. These factors and other risks and uncertainties are described in more detail, from time to time, in Convio’s filings with the Securities and Exchange Commission which are available free of charge at www.sec.gov or on our website at www.convio.com/investor. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Convio does not undertake to update or revise any of these statements as a result of new information, future events or otherwise.

Financial Tables

Convio, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,194	$16,662
Accounts receivable, net	9,170	9,143
Prepaid expenses and other current assets	2,750	1,610
Total current assets	28,114	27,415
Property and equipment, net	3,455	3,276
Goodwill	5,527	5,527
Intangible assets, net	4,574	4,973
Other assets	126	153
Total assets	$41,796	$41,344

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$5,314	$5,436
Deferred revenue	16,922	17,362
Current portion of long-term debt and capital lease obligations	772	863
Convertible preferred stock warrant liability	1,844	1,375
Total current liabilities	24,852	25,036
Long-term portion of debt and capital lease obligations	1,180	1,348
Total liabilities	26,032	26,384
Convertible preferred stock	33,869	33,869
Stockholders deficit:
Common stock	7	7
Additional paid-in capital	37,962	37,340
Accumulated deficit	(56,074)	(56,256)
Total stockholders' deficit	(18,105)	(18,909)
Total liabilities and stockholders' deficit	$41,796	$41,344

Convio, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenue:
Subscription and services	$14,363	$13,283
Usage	2,330	1,377
Total revenue	16,693	14,660
Cost of revenue (1)(2)	6,297	6,196
Gross profit	10,396	8,464
Operating expenses:
Sales and marketing (2)	5,324	5,434
Research and development (2)	2,525	2,495
General and administrative (2)	1,538	1,660
Amortization of other intangibles	272	356
Total operating expenses	9,659	9,945
Income (loss) from operations	737	(1,481)
Interest income	1	2
Interest expense	(63)	(143)
Other income (expense)	(469)	(164)
Income (loss) before income taxes	206	(1,786)
Provision for income taxes	24	25
Net income (loss)	$182	$(1,811)
Net income (loss) attributable to common stockholders:
Basic	$104	$(1,811)
Diluted	$182	$(1,811)
Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.25)
Diluted	$0.01	$(0.25)
Weighted average shares outstanding used in computing per share amounts:
Basic	7,356	7,302
Diluted	14,350	7,302
(1) Includes amortization of acquired technology of $127 and $254 for the three months ended March 31, 2010 and 2009, respectively.
	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
(2) Includes stock-based compensation expense as follows:
Cost of revenue	$118	$140
Sales and marketing	164	245
Research and development	83	101
General and administrative	164	317

Convio, Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$182	$(1,811)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	980	1,219
Other non-cash charges	998	977
Changes in operating assets and liabilities	(1,709)	(955)
Net cash provided by (used in) operating activities	451	(570)
Cash flows from investing activities:
Purchases of property and equipment, net	(528)	(158)
Software development costs	(225)	-
Net cash used in investing activities	(753)	(158)
Cash flows from financing activities
Payments on long-term debt and capital lease obligations	(259)	(839)
Proceeds from issuance of common stock	93	7
Net cash used in financing activities	(166)	(832)
Net change in cash and cash equivalents	(468)	(1,560)
Cash and cash equivalents at beginning of period	16,662	13,828
Cash and cash equivalents at end of period	$16,194	$12,268

Convio, Inc.
Reconciliation of Non-GAAP Measures
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Reconciliation of GAAP net income (loss) to non-GAAP
net income (loss):
Net income (loss)	$182	$(1,811)
Stock-based compensation	529	803
Amortization of intangible assets	399	610
(Gain) loss on warrant revaluation	469	174
Non-GAAP net income (loss)	$1,579	$(224)
Non-GAAP net income (loss) attributable to common stockholders:
Basic	$899	$(224)
Diluted	$1,579	$(224)
Net income (loss) per share attributable to common stockholders:
Basic	$0.12	$(0.03)
Diluted	$0.11	$(0.03)
Weighted average shares outstanding used in
computing per share amounts:
Basic	7,356	7,302
Diluted	14,350	7,302

Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$182	$(1,811)
Interest (income) expense, net	62	141
Depreciation and amortization	980	1,219
Stock-based compensation	529	803
(Gain) loss on warrant revaluation	469	174
Provision for income taxes	24	25
Adjusted EBITDA	$2,246	$551

CONTACT:
Convio, Inc.
Tad Druart, 512-652-7826
tdruart@convio.com